Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus included in this Registration Statement on Form S-3 of our report dated February 16, 2000, except as to the Segment Information Note which is as of October 24, 2000, relating to the financial statements and financial statement schedule of Masco Corporation, which appears in Masco Corporation's Form 10-K/A, Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP


Detroit, Michigan
November 1, 2000